EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
MB Financial, Inc.:

We consent to the use of our report dated January 22, 2003, with respect to the consolidated balance sheets of MB Financial, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference, based on our audits and the report of other auditors, which report appears in the Form 10-K of MB Financial, Inc. for the year ended December 31, 2002.

Our report refers to a change in the Company's method of accounting for goodwill in 2002.

/s/ KPMG LLP

Chicago, Illinois
May 30, 2003